101 Main St. P.O. Box 1628 Lafayette, IN 47902 (765) 742-1064 www.lafayettesavingsbank.com lsbmail@lsbank.com

FOR IMMEDIATE RELEASE February 11, 2004	For further information contact: Randolph F. Williams President/CEO (765) 742-1064

LSB Financial Corp. Announces Record Year-End Results

            LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported record earnings for the year ended December 31, 2003. LSB President and CEO Randolph F. Williams states, "We are pleased with our results in 2003. Net income was $2.9 million, up $234,000 over 2002, primarily as a result of an $826,000 increase in the gain on the sale of mortgage loans and a $373,000 increase in net interest income. Basic earnings per share for 2003 increased 9.85% to $2.23 compared to $2.03 for 2002."

            Mr. Williams further states, "We look forward to the opportunities presented as we begin our 135th year of business as Lafayette Savings Bank. We believe our familiarity with this community provides us with a good understanding of our customer's banking needs. We offer a level of approachability not always available at regional and national banks and can design and provide products tailored to meet our customer's needs. Serving local customers with local directors, management and staff has proved a successful way to enhance long-term shareholder value."

            In addition to more than doubling last year's record loan sales and increasing the gain on the sale of loans from $984,000 to $1.8 million, net interest income increased by $373,000 from continuing operations. Management's ongoing analysis of asset quality continued to reveal concerns, consistent with the recent economic downturn, in response to which the company increased the allowance for loan losses to $3.1 million, an increase of $1.1 million over the balance at December 31, 2002, or 1.12% of total loans, compared to .71% at year end 2002.

            Net income for the quarter ended December 31, 2003 was $593,000 compared to $642,000 for the same period in 2002. The gradual rise in interest rates resulted in a decrease in the number of borrowers refinancing their mortgages to fixed rate products, resulting in a $338,000 decrease in the gain on the sale of mortgages, largely offset by an increase in the value of mortgage servicing rights reflecting the increase in the expected life of loans being serviced. A $4.3 million increase in other assets was caused primarily by a $2.5 million investment in Bank Owned Life Insurance.

            The closing price of LSB stock on February 10, 2004, was $25.99 per share as reported by the Nasdaq National Market.

Lafayette Savings Bank, a locally owned and operated $319 million financial institution, is headquartered in downtown Lafayette at 101 Main St., next to James F. Riehle Plaza. It also operates branches on Lafayette's east side at 1501 Sagamore Pkwy. North and 3510 State Road 38 East; on the south side of Lafayette at 833 Twyckenham Blvd.; and in West Lafayette at 1020A Sagamore Park Centre. Visit our web site at www.lafayettesavingsbank.com.

LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)

	Year Ended	Year Ended
	December 31,	December 31,
Selected Balance Sheet Data:	2003	2002

Cash and due from banks	$1,906	$1,627
Short-term investments	7,491	14,357
Securities available-for-sale	14,050	11,779
Loans held for sale	803	8,063
Net Portfolio loans	276,763	269,834
Allowance for loan losses	3,098	1,996
Premises and equipment, net	7,110	7,039
FHLB stock, at cost	3,928	3,782
Other assets	7,221	2,615
Total assets	319,272	319,096

Deposits	225,485	221,590
Advances from FHLB	64,851	70,473
Other liabilities	1,209	1,531

Shareholders' Equity	27,727	25,502
Book value per share	$20.85	$19.20
Equity / Assets	8.68%	7.99%
Total shares outstanding	1,356,200	1,364,188

Asset Quality Data:

Non-accruing loans	$3,728	$3,310
Other real estate/assets owned	340	279
Total non-performing assets	4,068	3,589
Non-performing loans / Total loans	1.45%	1.28%
Non-performing assets / Total assets	1.27%	1.12%
Allowance for loan losses / Non-performing assets	76.16%	55.61%
Allowance for loan losses / Total gross loans	1.10%	0.71%
Loans charged off	$129	$146
Recoveries on loans previously charged off	6	10

	Three months ended:		Year Ended
Selected operating data:	December 31,		December 31,	December 31,
	2003	2002	2003	2002

Total Interest Income	$4,629	$5,118	$19,070	$20,098
Total Interest Expense	2,012	2,420	8,529	9,930
Net Interest Income	2,617	2,698	10,541	10,168
Provision for Loan Losses	375	325	1,225	700
Net Interest Income after provision	2,242	2,373	9,316	9,468
Non-interest income:
Deposit Account Service Charges	196	187	820	707
Gain on Sale of Mortgage Loans	116	454	1,810	984
Gain on Sale of Securities	0	0	0	0
Other Non-interest Income	431	6	677	445
Total Non-Interest Income	743	647	3,307	2,136
Non-Interest Expense:
Salaries and benefits	1,021	1,038	4,376	4,026
Occupancy and equipment, net	248	285	1,084	1,076
Computer service	111	89	367	336
Advertising	142	28	487	330
Other	471	502	1,428	1,429
Total non-interest expense	1,993	1,942	7,742	7,197
Income before income taxes	992	1,078	4,881	4,407
Income tax expense	399	436	1,932	1,692
Net income	$593	$642	$2,949	$2,715

Weighted average number of diluted shares	1,389,570	1,380,987	1,379,588	1,379,019
Diluted Earnings per Share	$0.43	$0.46	$2.14	$1.97

Return on average equity	8.99%	10.05%	11.03%	10.99%
Return on average assets	0.75%	0.81%	0.94%	0.90%
Average earning assets	$301,855	$305,039	$300,952	$290,110
Net interest margin	3.47%	3.54%	3.50%	3.50%
Efficiency ratio	66.77%	64.30%	61.34%	62.02%